                                                                    EXHIBIT 2I.6

[MEDALLION LOGO]      March 29, 1999




Executive Office:     Mr. Michael Kowalsky
437 Madison Avenue    40 Windsor Road
New York, NY 10022    Great Neck, New York 11201

Telephone:            Dear Michael:
212.328-2100
                      Pursuant to Paragraph (i) of the employment contract
Fax:                  between Medallion Financial Corp. (the "Company") and you,
212-328-2121          dated February 20, 1996, (the "Prior Agreement"), the
                      Company hereby offers a subsequent employment contract
nasdaq: cexl          with a salary greater than "$160,000 plus bonus" under the terms and conditions as set forth herein (the "New
                      Agreement"). This New Agreement contains the entire understanding between you and the Company with respect to your employment with the Company and the subject matter hereof and supersedes and renders null and void the Prior
                      Agreement and any other previous agreements between you and the Company with respect thereto.

Medallion Financial   1.  The term of this New Agreement is for three (3) years
Group                     from the date hereof, providing you with an annual
additional office         salary during your employment of $176,000 in year
locations...              1, $183,000 in year 2, and $190,300 in year 3.
                          Should a subsequent contract not be offered to you
Boston, MA                upon the expiration of this New Agreement at a salary
Chicago, IL               equal to or greater than $200,000, then a severance
Clifton, NJ               payment of $95,000 will be paid to you. This
Hartford, CT              severance payment will be paid semimonthly in
Providence, RI            installments over the six months following your
Rochester, NY             termination of employment and the Company shall pay
Scottsdale, AZ            your car allowance for six months. The Company will
Southbury, CT             continue to pay its share of your health benefits
Wellesley, MA             for six months, or until you are covered under
West Berlin, NJ           another group health plan whichever is sooner.

                     2.   It is agreed that the year-end bonus due you under the
"We                       Prior Agreements for 1997 shall be $60,000 and for
  Finance                                                    ------
     Business"            1998 shall be $40,000. These payments shall be made
                                         ------
                          simultaneously upon the signing of this New Agreement.
                          In consideration for the increased annual salary and additional benefits granted

       Mr. Michael Kowalsky
       March 29, 1999
       Page 2


[MEDALLION LOGO] hereunder, you agree to release all claims against the Company and any of its affiliates, subsidiaries, officers or directors under the Prior Agreement.

              3. You shall receive an annual year-end bonus during your
                 employment which amount shall be at the discretion of the Board of Directors of the Company (the "Board"); provided, however, that the Company agrees that the minimum bonuses guaranteed during employment payable by February 29, 2000 shall be $40,000, by February 28, 2001 shall be $30,000 and by February 28, 2002 shall be $30,000.

              4. You shall receive car allowance of $7,200 per year payable monthly during the three year terms of this New Agreement. In addition to all previously granted options, you shall also receive options to buy 25,000 shares of Company stock (Nasdaq:
                 Taxi), having an exercise price equal to the closing stock price on the day all parties have signed this New Agreement. These new options shall be granted pursuant to the Company's 1996 Stock Option Plan, as amended, shall have a term of 10 years (subject to early termination upon your termination of employment with the Company), and shall vest over a period of five year in equal installments at the end of each full year, provided you are still employed with the Company on such vesting date.

              5. In consideration for the increased annual salary and additional benefits granted hereunder, and provided the Company is in substantial compliance in the payment of agreed upon compensation and benefits (any claim for non-compliance must be in writing, addressed to the Company, and the Company be given a 30-day cure period from the date of delivery of notice to the Company), you agree not to compete with the Company or its subsidiaries directly or indirectly in taxi lending or work for a company who does taxi lending during your employment with the Company and for a period of six months following your termination of employment. Except as authorized by the Company you or a company you work for shall not directly or indirectly solicit or do business with customers and employee's (both taxi and non-taxi past or present) of the Company, its subsidiaries or predecessor companies during your employment with the Company and for a period of one year following your termination of employment. For example, if you terminate employment after the first year of this New Agreement, these restrictions would apply for the following six-month and one-year period, respectively. Not withstanding anything herein to the contrary, if the Company terminates your employment without cause and continues to make the payments

Mr. Michael Kowalsky
March 29, 1999
Page 3

[LOGO] described in this New Agreement, these restrictions would apply for the full three-year term of this New Agreement and the following six-month and one-year period, respectively. Furthermore, you agree to keep confidential and not to disclose to any third party any confidential information about the Company and its subsidiaries during the term of this New Agreement and for all times thereafter.


        6. The invalidity or unenforceability of any provision or provisions of this New Agreement shall not affect the validity or enforceability of any other provision or provisions of this New Agreement, which shall remain in full force and effect. If any provision of this New Agreement is held to be invalid, void or unenforceable in any jurisdiction, any court or arbitrator so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of this New Agreement. If any of the provisions of, or covenants contained in, this New Agreement are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not effect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. Any holding shall affect such provision of this New Agreement, solely as to that jurisdiction, without rendering that or any other provisions of this New Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified convenant valid, legal and enforceable. This New Agreement shall be construed, interpreted and enforced in accordance with the laws of the state of New York, without reference to the principles of conflict of laws therein.

        7. You shall hold the office of Executive Vice President of the Company; the President of Edwards Capital Corp. and Medallion Funding Corp.; in charge of the entire taxi medallion loan portfolio within and without the New York area with all persons/functions in the Medallion lending area reporting directly to you. You will report directly to the CEO, President, and CEO of the Company or any other person designated by the Board. You will receive four weeks paid vacation, and health and retirement benefits will be provided as in a manner currently provided to all other similarly situated executives.

Mr. Michael Kowalsky
March 29, 1999
Page 4


[LOGO] Duly authorized by the employee and the signatory corporations below.


            Agreed:


            /s/ Michael Kowalsky                  3/30/99
            --------------------------            --------
            Michael Kowalsky                       Date


            /s/ Andrew Murstein                   3/30/99
            --------------------------            --------
            Andrew Murstein, President             Date
            Medallion Financial Corp.

            /s/ Alvin Murstein                    3/30/99
            --------------------------            --------
            Alvin Murstein, Chairman               Date
            Medallion Funding Corp. and
            Edwards Capital Corp.